Textmunication Announces Transition to a Cannabis Holding Company

PLEASANT HILL, CA, June 25, 2019, — Textmunication Holdings, Inc. (OTCM: TXHD) (“the Company”), a cloud-based communication technology holding company, announced today that it plans to change its business direction from its current SMS technology business to focus entirely on the emerging national cannabis market.

Sales of legal cannabis in the U.S. amounted to nearly $10 billion in 2018 and are forecasted by Grand View Research to reach $55 billion by 2025. The Company plans to acquire assets and existing businesses in the cannabis space that will allow the Company to build a brand focused, seed-to-sale, vertically- integrated organization centered around the “wellness lifestyle,” and offer to consumers a family of trusted products that address both the fast growing cannabis market as well as the $4.2 trillion dollar wellness market (Global Wellness Institute). In the coming days and weeks, the Company plans to provide more details concerning the disposition of its SMS technology business, identifying acquisitions and establishing strategic initiatives in line with its new business focus.

To achieve these new objectives the Company plans to expand its management team to include experienced cannabis product development and marketing executives.

Wais Asefi, Chief Executive Officer of Textmunication, stated, “We believe that the greatest value creation in this new and burgeoning cannabis market will be the development of trusted brands with control of their supply chain ensuring consistent quality and healthy margins. The evolution of this expanding market, a market that is opening up to millions of new customers nationwide, will require our management team to focus on education, science and product development. To that end we are currently recruiting a world class team, identifying brands and building partnerships to execute a singular Wellness Lifestyle strategy.”

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About Textmunication Holdings, Inc.

Based in Silicon Valley, Textmunication Inc. is a leading mobile marketing solutions provider to more than a thousand clients across North America. An early adopter of next-generation text message protocol Rich Communication Services (RCS), the Company currently leverages its proprietary SMS software platform to deliver robust APIs and integrated solutions to a diverse range of end users including health and fitness facilities, beauty salons, sporting events, hospitality organizations, entertainment and digital marketing firms. Committed to ongoing innovation, Textmunication was recognized by CIO Review Magazine as one of the “Top 20 Most Promising Digital Marketing Solution Providers” of 2018. For more information: www.textmunication.com

Safe Harbor Provision:

Except for the statements of historical fact contained herein, the information presented in this news release constitutes “forward-looking statements” made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Textmunication Holdings’ current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Textmunication Holdings’ filings with the Securities and Exchange Commission. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and any document referred to in this press release.

Contact:

Wais Asefi, CEO

Textmunication Holdings, Inc.

(800) 677-7003

wais@textmunication.com